Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Jim Bazet
Chairman & CEO
Cobra Electronics Corporation
773-804-6265
jbazet@cobra.com

Media Contact:	Chris Doyle
Annual Reports, Inc.
317-736-8838
chrisdoyle@annualreportsinc.com

COBRA ELECTRONICS REPORTS HIGHER FOURTH QUARTER NET EARNINGS

Returns to Profitability for the Year

CHICAGO, IL – FEBRUARY 25, 2011 – Cobra Electronics Corporation (NASDAQ: COBR), a leading global designer and marketer of mobile communications and navigation products, today reported an increase in net earnings for the fourth quarter of 2010 compared to the fourth quarter of 2009. For the current quarter, net earnings were $2.3 million, or $0.36 per share, as compared to net income for the fourth quarter of 2009 of $1.8 million, or $0.27 per share (including a $1.2 million tax benefit due to a one-time election to carry back net operating losses). The earnings improvement for the quarter resulted from higher net sales, which increased by $2.1 million, or 6.3 percent, to $34.8 million compared to $32.8 million in the prior year’s quarter, as well as from higher gross margin, which increased 2.1 points, to 27.9 percent from 25.8 percent in the fourth quarter of 2009. For the year, Cobra reported net income of $1.6 million, or $0.24 per share, as compared to a net loss of $10.3 million (which also included a net $8.4 million tax valuation allowance charge), or $1.59 per share, in the prior year.

“We are pleased to report to our shareholders greatly improved profitability for the fourth quarter and a return to profitability for the year,” said Jim Bazet, Cobra’s Chairman and Chief Executive Officer. “The fourth quarter continued the steady progress we’ve made during the year to improve our business, including increased net sales, improved gross margin and containment of selling, general and administrative expense, all of which were key factors in the strong growth in performance for the current quarter. The Cobra segment, primarily because of higher net sales and gross margin, was the main contributor to this improved performance, with earnings before taxes increasing by $1.8 million, which was higher than the increase in net income of $797,000 because of the $1.2 million tax benefit in the prior year’s quarter. For the Performance Products Limited (“PPL”) segment, net income declined $216,000 mainly due to lower net sales.”

In the fourth quarter of 2010, Cobra segment net sales increased 9.7 percent, principally driven by both higher domestic sales, particularly strong sales of Citizens Band radios, which offset a decline in radar detection sales, and an increase in European sales, as new distribution in Eastern

Cobra Fourth Quarter Results – 2

Europe led to higher sales of radar detection. The sales increase for Citizens Band radios reflected strong sales of the patented 29 LX LE, launched in the third quarter of 2010, which has a revolutionary new design and new features for the professional driver, as well as the positive effect of an improving economy on truck shipments and discretionary spending by professional drivers at travel centers. Cobra segment net sales growth offset a 14.4% decline from the prior year’s quarter in net sales for the Performance Products Limited (“PPL”) segment. Much of this decline was attributable to decreases in both satellite navigation sales, as demand for the Truckmate navigation product for professional drivers—while still strong—was lower than in the prior year’s quarter, reflecting the slower and more uneven pace of the economic recovery in the U.K. compared to that in the U.S., and download fees, as the percentage of sales outside of the U.K. (where download fees are not incremental to hardware sales) continued to grow, partially offset by an increase in sales of outdoor leisure products, including third-party products and proprietary golf GPS products.

Mr. Bazet also noted that sales of three recently launched new products contributed to Cobra segment current quarter sales. Cobra iRadar™ consists of the dash-mounted Cobra iRadar Detection Unit, a sleek, compact and powerful detector unit, combined with the Cobra iRadar app, which is available as a free download for the iPhone®. Cobra PhoneLynx™ enables a cell phone to be linked via Bluetooth® wireless technology to a home telephone network, eliminating the need for a traditional landline. The 7750 Platinum is Cobra’s newest truck navigation product with new features for the professional driver.

Both segments contributed to the improvement in consolidated gross margin for the fourth quarter of 2010. Cobra segment gross margin increased to 27.9 percent in the current quarter from 25.8 percent in the prior year’s quarter due to gross margin increases in the domestic and European businesses. Domestically, the gross margin improvement resulted from both a more favorable product mix, reflecting strong growth in Citizens Band radio sales and gross margin because of a more favorable customer mix and sales of the 29 LX LE, and higher gross margin for two-way radios resulting from decreases in air freight expense and the cost of pricing programs that were required a year ago to maintain sales volume in the difficult economy. Partially offsetting this improvement in domestic gross margin was a lower radar detection gross margin because of an unfavorable product mix as sales of lower price point, lower margin models increased at several major retailers. European gross margin rose because of a favorable product mix, as the percentage of sales of radar detection, which is a high margin category, increased while the percentage of sales of PMR two-way radios, a low margin category, decreased. PPL’s gross margin improved to 27.7 percent in the fourth quarter of 2010 from 26.0 percent in the fourth quarter of 2009 as air freight and royalty costs declined.

Selling, general and administrative expense continued to be managed tightly in the fourth quarter and, at $7.8 million, equaled the amount incurred in the prior year’s quarter, but actually declined as a percentage of net sales to 22.3 percent from 23.9 percent. “A key area of focus for us continues to be containing our selling, general and administrative expense. In the fourth quarter of 2010, we did increase marketing spending in the Cobra segment for public relations and other trade shows to support the roll out of our new products and incurred higher deferred compensation expense, but we identified other reductions to offset these increases,” said Mr. Bazet.

Cobra Fourth Quarter Results – 3

Due primarily to a gain in the cash surrender value of life insurance that the Company owns for the purpose of funding deferred compensation programs for several current and former officers of the company, other income increased $192,000 compared to the prior year’s quarter. The gain in cash surrender value in the fourth quarter of 2010 was $353,000 compared to $148,000 in the fourth quarter of 2009.

The current quarter included a tax benefit of $180,000 compared to a tax benefit of $1.2 million in the prior year’s quarter, which was primarily due to a one-time election to carry back net operating losses.

“As for the year, our return to profitability in 2010 reflects the successful efforts we’ve made in developing new and innovative products, expanding distribution both domestically and internationally and containing our selling, general and administrative expenses,” said Mr. Bazet. For the year, consolidated net sales increased $5.3 million, or 5.0 percent, to $110.5 million from $105.2 million in 2009. The increase for the Cobra segment was $2.5 million, or 2.7 percent, while the increase for the PPL segment was $2.8 million, or 23.5 percent. The increase in Cobra segment net sales was attributable primarily to higher sales of Citizens Band radios domestically, as well as to an increase in European sales. These increases were partially offset by a decline in sales of radar detection domestically. The increase in net sales for PPL was primarily higher sales of satellite navigation products. Consolidated gross margin for 2010 climbed to 27.0 percent from 25.1 percent, driven mainly by a 2.5 point increase in Cobra segment gross margin, to 26.8 percent from 24.3 percent in 2009, which offset the effects of a decline in PPL gross margin, to 28.5 percent from 30.9 percent in 2009. The Cobra segment gross margin increase was principally the result of a more favorable product mix domestically, mainly higher sales of Citizens Band radios, as well as a higher European gross margin. PPL’s gross margin fell because of a decline in download fees as a percentage of overall segment net sales, exchange losses and scrap and inventory write-down charges.

Substantial efforts have been made to contain selling, general and administrative expense in 2010. Selling, general and administrative expenses declined to $28.0 million in 2010 from $30.1 million in the prior year and, as a percentage of net sales was 25.4 percent and 28.6 percent, respectively. Much of the decline was due to lower Cobra segment fixed operating expenses, including savings by not attending the International Consumer Electronics Show in 2010, reductions in public relations and media expenses and lower professional fees.

“Because of the improvement in net sales and gross margin and lower selling, general and administrative expense, the Company had operating income of $1.8 million for 2010 compared to an operating loss of $3.7 million in 2009, a favorable swing of $5.5 million,” said Mr. Bazet.

Interest expense for 2010 increased by $84,000 to $1.0 million from $928,000 in 2009, primarily because of $91,000 in amortization related to an interest rate swap that was terminated in the second half of 2010. Other income for 2010 decreased to $402,000 from $1.1 million in 2009, mainly as a result of declines of $168,000 in gains on the cash surrender value of life insurance and $92,000 in exchange gains as well as a $349,000 write off of prepaid loan fees in the third quarter of 2010.

Consolidated net earnings in 2010 were $1.6 million, or $0.24 per share, as compared to a net loss of $10.3 million, or $1.59 per share, for 2009, which contained a tax provision of $6.8

Cobra Fourth Quarter Results – 4

million, including the $8.4 million tax valuation allowance charge and $1.2 million tax benefit. Net earnings for 2010 included a $380,000 tax benefit, which resulted from an additional refund under the 2009 one-time election to carry back net operating losses and a prospective reduction in the U.K. corporate tax rate.

The Company had interest bearing debt outstanding at December 31, 2010 of $18.0 million compared to $17.9 million at December 31, 2009. Cash on hand at December 31, 2010 was $1.1 million compared to $1.4 million at December 31, 2009. Inventory at the end of the fourth quarter increased to $27.6 million from $26.2 million the prior year and accounts receivable at the end of the year was $22.0 million, down slightly from $22.1 million one year earlier.

In discussing the outlook for the first quarter of 2011, as well as the entire year, Mr. Bazet said, “The Company anticipates higher profitability in 2011 as we build on the momentum gained in 2010 through the introduction of new and innovative products and new and expanded distribution and marketing channels. Moreover, we feel that the slowly improving global economy will favorably impact our business in 2011 as we continue to maintain our focus on containing expenses and managing working capital. The Company is likely to achieve better results in the first quarter of 2011 than in the prior year; however, a seasonal operating loss is likely.”

Cobra will be conducting a conference call on February 25, 2011 at 11:00 a.m. EST to discuss fourth quarter results as well as its current strategies and outlook. The call can also be accessed live or through replay via the Internet at http://www.cobra.com.

About Cobra Electronics

Cobra Electronics is a leading global designer and marketer of communication and navigation products, with a track record of delivering innovative and award-winning products. Building upon its leadership position in the GMRS/FRS two-way radio, radar detector and Citizens Band radio industries, Cobra identified new growth opportunities and has aggressively expanded into the marine market and has expanded its European operations. The Consumer Electronics Association, Forbes and Deloitte & Touche have all recognized Cobra for the company’s innovation and industry leadership. To learn more about Cobra Electronics, please visit the Cobra site at http://www.cobra.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties. Actual results may differ materially from these expectations due to factors such as the acceptance of Cobra’s new and existing products by customers, the continued success of Cobra’s cost containment efforts and the continuation of key distribution channel relationships. Please refer to Cobra’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for a more detailed discussion of factors that may affect Cobra’s performance.

Cobra Fourth Quarter Results – 5

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts, unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009

Net sales	$34,818	$32,768	$110,520	$105,229
Cost of sales	25,113	24,314	80,666	78,853

Gross profit	9,705	8,454	29,854	26,376
Selling, general and administrative expense	7,759	7,834	28,047	30,066

Earnings (loss) from operations	1,946	620	1,807	(3,690)
Other income (expense):
Interest expense	(247)	(313)	(1,012)	(928)
Other, net	457	265	402	1,110

Earnings (loss) before taxes	2,156	572	1,197	(3,508)
Tax (benefit) provision	(180)	(1,183)	(380)	6,762

Net earnings (loss)	2,336	1,755	1,577	(10,270)
Less: net earnings attributable to non-controlling interest	0	0	0	2

Net earnings (loss) attributable to Cobra	$2,336	$1,755	$1,577	$(10,272)

Net earnings (loss) per common share attributable to Cobra shareholders:
Basic	$0.36	$0.27	$0.24	$(1.59)
Diluted	$0.36	$0.27	$0.24	$(1.59)

Weighted average shares outstanding:
Basic	6,471	6,471	6,471	6,471
Diluted	6,471	6,471	6,471	6,471

Cobra Fourth Quarter Results – 6

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	December 31, 2010	December 31, 2009
ASSETS:

Current assets:
Cash	$1,133	$1,405
Accounts receivable, net	22,021	22,095
Inventories, net	27,614	26,198
Other current assets	3,289	3,961

Total current assets	54,057	53,659

Property, plant and equipment, net	5,492	5,365

Total other assets	14,805	16,679

Total assets	$74,354	$75,703

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current liabilities:
Accounts payable	$5,797	$7,427
Accrued liabilities	6,653	7,476
Short-term debt	18,042	16,549

Total current liabilities	30,492	31,452

Non-current liabilities:
Long-term debt	0	1,320
Deferred taxes	1,538	1,935
Deferred compensation	7,145	6,772
Other long-term liabilities	565	961

Total non-current liabilities	9,248	10,988

Equity:
Shareholders’ equity - Cobra	34,586	33,235
Non-controlling interest	28	28

Total equity	34,614	33,263

Total liabilities and shareholders’ equity	$74,354	$75,703